UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2006

Commission File Number 0-27958

FLANDERS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and financial conditions

Attached as an exhibit is the Company’s press release regarding

“Flanders Q3 Earnings of $0.24 per Share”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:

October 23, 2006

FLANDERS CORPORATION

By:  /s/

Steven K. Clark

Steven K. Clark

Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding Flanders Q3 Earnings of $0.24 per Share

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q3 Earnings of $0.24 per Share

St. Petersburg, Florida, October 23, 2006 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the third quarter ended September 30, 2006.  Net earnings were $6.2 million or $0.24 per share, up 68% from $3.7 million, or $0.14 per share for the third quarter ended September 30, 2005.  Revenues for the quarter were $66.4 million up 4.7% from $63.4 million for the second quarter ended September 30, 2005.

Steve Clark, President and C.E.O., commented, “During the quarter  we completed the start up of our nested filter and new media lines. We opened three new plants  in Dallas, TX, Matamoros, Mexico and Clarkton, NC.  We  restarted  plants in Terrell, TX  which was inoperative due to a fire, and Auburn, PA,  which was damaged due to flooding.  We were able to successfully  start  a nationwide initiative to introduce our new Energy Air product line using our Power Saver Media™.    We will be expanding these new media to include our MERV 10 (PLUS) and MERV 12 (ELITE) product lines.  We continue to gain market share and believe that our  product development will  drive market expansion. As we  expand our markets and automate our plants, we should generate additional cash to advertise our new Power Saver Media™.  This unique media not only increases filtration efficiency but reduces energy costs.   Increased volume, automation, and innovative products should lead to increased gross margin.”

Robert Amerson, Chairman of the Board,  commented, “I am very proud of our team, they faced substantial challenges including two factories that were not fully operating and the requirement to open three new factories, yet they kept up with demand during the peek summer period..”

Clark added, “We are continuing to see interest in our nuclear and biological filtration systems for use in government and commercial settings. This market is currently evolving and we are well positioned to capitalize on new opportunities as they arise.”

Amerson added,  “Given the number of initiatives that were started and completed during the quarter we are expecting a strong fourth quarter which should continue through 2007.”

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m.  EDT on Tuesday  October 24, 2006, to discuss 2006 third quarter operating results.   People wishing to participate in the conference call should dial 877-258-8842.

Selected Operations Data (all but per share data in Millions)	Q3 2006	Q3 2005
Net sales	$ 66.4	$ 63.4
Gross profit	13.5	14.6
Operating expenses	10.8	9.8
Operating income	2.7	4.8
Earnings before income taxes	2.7	4.6
Extraordinary item	4.5	––
Net earnings	$ 6.2	$ 3.7
Net earnings per share: Basic	$ 0.24	$ 0.14
Diluted	$ 0.23	$ 0.13
Common shares outstanding: Basic	26.3	26.3
Diluted	27.7	27.9

Selected Balance Sheet Data (in Millions)	9/30/2006	12/31/2005
Working capital	$ 71.6	$ 60.6
Total assets	214.1	172.2
Long-term obligations, including current maturities	35.6	27.3
Total shareholders’ equity	116.1	105.5

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk.  These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome.  These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the  development of increased demand for its high-end products.  Many of these factors are not within Flanders’ control.  These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.